EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cybex International, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-34309, 333-118475 and 333-114028) on Form S-3 and (Nos. 333-79899, 333-29045, 33-46109, 33-46110, 33-48124, 33-59947, 33-59945, 333-97379, 333-97377 and 333-125434) on Form S-8 of Cybex International, Inc. of our report dated March 12, 2009, with respect to the consolidated balance sheets of Cybex International, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule, which report appears in the December 31, 2008 annual report on Form 10-K of Cybex International, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 12, 2009